Exhibit 99.1

XOMA Earns $25 Million Milestone Payment as Anti-TGFb Antibody

Enters Phase 2 Clinical Study in Metastatic Pancreatic Cancer

EMERYVILLE, Calif., October 28, 2020 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA) announced today NIS793, an anti-TGFb monoclonal antibody licensed from XOMA, has advanced to the Phase 2 development stage, triggering a $25 million milestone payment from Novartis. The Phase 2 trial (NCT04390763) is designed to assess the efficacy and safety of NIS793 in first-line metastatic pancreatic ductal adenocarcinoma (mPDAC).

“We applaud Novartis for initiating its first Phase 2 study with NIS793 to focus on patients who have one of the highest needs for new treatment options – pancreatic cancer. We are grateful to the patients and their families who have agreed to participate in the NIS793 clinical trials,” stated Jim Neal, Chief Executive Officer of XOMA. “This milestone payment further strengthens XOMA’s financial resources as we pursue our royalty aggregation strategy and reduces our Novartis debt obligation to less than $10 million. Importantly, this marks a meaningful clinical advancement of this important asset in our overall portfolio of potential milestones and royalties.”

More information about the NIS793 Phase 2 clinical study, officially titled “A Phase II, Open Label, Randomized, Parallel Arm Study of NIS793 (With and Without Spartalizumab) in Combination With SOC Chemotherapy Gemcitabine/Nab-paclitaxel, and Gemcitabine/Nab-paclitaxel Alone in First-line Metastatic Pancreatic Ductal Adenocarcinoma (mPDAC),” can be found at ClinicalTrials.gov.

As specified under the terms the agreements between XOMA and Novartis, approximately 30 percent of the NIS793 milestone will be applied as a partial payment towards XOMA’s debt obligation to Novartis, and the remaining balance will be paid in cash to XOMA.

Under the terms of the 2015 anti-TGFb development and commercialization agreement with Novartis, XOMA has the potential to earn up to $445 million in additional milestone payments. Upon receipt of regulatory approval to commercialize NIS793, XOMA will receive tiered royalties on any net product sales that range from the mid-single digits to the low double digits.

NIS793 is an investigational compound. Efficacy and safety have not been established. There is no guarantee that NIS793 will become commercially available.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding. For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding XOMA’s anticipated receipt of a $25 million milestone payment from Novartis, the potential to receive additional milestones and royalties from Novartis, and the potential of XOMA’s portfolio of partnered programs and licensed technologies generating additional substantial milestone and royalty proceeds over time, creating additional value for the stockholders. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development. References to royalties or royalty rates strictly refer to future potential payment streams regardless of whether or not they are technically defined as royalties in the underlying contractual agreement; further, any rates referenced herein are subject to potential future contractual adjustments.

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